   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1998
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                           SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:
 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

                              CENDANT CORPORATION
                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transactions:
                                                          ---------------------

     (5) Total fee paid.

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 [ ] Fee paid previously with preliminary materials.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                  CENDANT ADDS NEW CHARGES TO LAWSUIT AGAINST
               AMERICAN BANKERS AND AMERICAN INTERNATIONAL GROUP

STAMFORD, CT and PARSIPPANY, NJ, February 2, 1998 -- Cendant Corporation (NYSE: CD) announced today that it has filed an amended complaint in its litigation against American Bankers Insurance Group Inc. (NYSE: ABI) and American International Group, Inc. (NYSE: AIG) in United States District Court for the Southern District of Florida, detailing a number of unlawful actions taken by American Bankers and AIG in connection with AIG's proposed acquisition of American Bankers.

These include, among other things, the false and misleading impression AIG has sought to convey with respect to its intention to exercise the Lock-Up Option to acquire 19.9% of the outstanding common shares of American Bankers, and misleading statements made by American Bankers in its Proxy Statement concerning the timing of regulatory approvals and other matters.

Cendant has commenced this suit and filed preliminary proxy materials to ensure that American Bankers' shareholders will have the opportunity to consider Cendant's higher offer and to assist the American Bankers' Board in fulfilling its fiduciary obligations to shareholders.

The complaint and amendment follow Cendant's proposal on January 27 to acquire

American Bankers for $58 per share in cash and stock, for an aggregate of approximately $2.7 billion on a fully diluted basis, 23% more than the agreement American bankers has with American International Group.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. With a market capitalization of approximately $30 million, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 35,000 employees, operates in over 100 countries and makes approximately 100 million customer contracts annually.

Investor Contact:                  Media Contact:           or:
Laura P. Hamilton                  Elliot Bloom             Jim Fingeroth
Senior Vice President              Vice President           Kekst and Company
Investor Relations and             Public Relations
Corporate Communications           (973) 496-8414           (212) 521-4800
(203) 965-5114

A form of proxy statement soliciting proxies in opposition to the proposed merger of American Bankers and a subsidiary of AIG will be sent to shareholders of American Bankers promptly after it is finalized in accordance with the Federal securities laws. The participants in the solicitation of proxies in opposition to the proposed AIG merger include the directors, executive officers and certain employees of Cendant.